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Exhibit 10.1

CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH
THE SECURITIES AND EXCHANGE COMMISSION
ASTERISKS DENOTE SUCH OMISSIONS

LOAN AND SECURITY AGREEMENT

        This LOAN AND SECURITY AGREEMENT (this "Agreement") dated as of March 27, 2002, between SILICON VALLEY BANK, a California chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462, doing business under the name "Silicon Valley East" ("Bank") and GENZYME TRANSGENICS CORPORATION, a Massachusetts corporation ("Borrower"), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

        1    ACCOUNTING AND OTHER TERMS

        Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. The term "financial statements" includes the notes and schedules. The terms "including" and "includes" always mean "including (or includes) without limitation," in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings set forth in Section 13.

        2    LOAN AND TERMS OF PAYMENT

        2.1    Promise to Pay.    Borrower hereby unconditionally promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions as and when due in accordance with this Agreement.

        2.1.1    Revolving Advances.

                (a)    Availability.    Bank shall make Advances not exceeding (i) the Committed Revolving Line minus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), minus (iii) the unused amount of the FX Reserve, and minus (iv) the aggregate outstanding Advances hereunder. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

                (b)    Borrowing Procedure.    To obtain an Advance, Borrower must notify Bank by facsimile or telephone by 3:00 p.m. Eastern time on the Business Day the Advance is to be made. If such notification is by telephone, Borrower must promptly confirm the notification by delivering to Bank a completed Payment/Advance Form in the form attached as Exhibit B. Bank shall credit Advances to Borrower's deposit account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower shall indemnify Bank for any loss Bank suffers due to such reliance.

                (c)    Termination; Repayment.    The Committed Revolving Line terminates on the Revolving Maturity Date, when the principal amount of all Advances and the unpaid interest thereon, shall be immediately due and payable.

                (d)    Interest.    Interest is payable on the Payment Date of each month.

Letters of Credit.

                (e)  Bank shall issue or have issued Letters of Credit for Borrower's account not exceeding (i) the Committed Revolving Line, minus (ii) the outstanding principal balance of any Advances, minus (iii) the amount of all Letters of Credit (including drawn but unreimbursed Letters of Credit), plus an amount equal to any Letter of Credit Reserves, and minus (iv) the unused amount of the FX Reserve. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed One Million Dollars ($1,000,000.00). Each Letter of Credit shall have an expiry date no later than 180 days after the Revolving Maturity Date provided Borrower's Letter of Credit reimbursement obligation shall be secured by cash on terms acceptable to Bank on and after (i) the Revolving Maturity Date if the term of this Agreement is not extended by Bank, or (ii) the occurrence of an Event of Default hereunder. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form of standard Application and Letter of Credit Agreement. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

                (f)    The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any Letters of Credit.

                (g)  Borrower may request that Bank issue a Letter of Credit payable in a currency other than United States Dollars. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus cable charges) in United States currency at the then prevailing rate of exchange in San Francisco, California, for sales of that other currency for cable transfer to the country of which it is the currency.

                (h)  Upon the issuance of any letter of credit payable in a currency other than United States Dollars, Bank shall create a reserve (the "Letter of Credit Reserve") under the Committed Revolving Line for letters of credit against fluctuations in currency exchange rates, in an amount equal to ten percent (10%) of the face amount of such letter of credit. The amount of such reserve may be amended by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Committed Revolving Line shall be reduced by the amount of such reserve for so long as such letter of credit remains outstanding.

Foreign Exchange Sublimit.

        If there is availability under the Committed Revolving Line, then Borrower may enter in foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the "FX Forward Contract"). Bank shall subtract 10% of the nominal amount of each outstanding FX Forward Contract from the foreign exchange sublimit which is a maximum of One Million Dollars ($1,000,000.00) (the "FX Reserve"). The total of the nominal amount of all FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve. Bank may terminate the FX Forward Contracts if an Event of Default occurs.

Equipment Advances.

                (i)    Availability.    Through March 27, 2003 [twelve months from the Closing Date] (the "Equipment Availability End Date"), Bank shall make advances ("Equipment Advance" and, collectively, "Equipment Advances") not exceeding the Committed Equipment Line. The Equipment Advances may only be used to finance Eligible Equipment purchased after January 1, 2002 and no

Equipment Advances may exceed 100% of the equipment invoice excluding taxes, shipping, warranty charges, freight discounts and installation expense relating to such Equipment, unless such costs constitute Other Equipment. Equipment Advances when repaid may not be reborrowed.

                (j)    Interest Rate.    Interest accrues from the date of each Equipment Advance at the rate in Section 2.2(a) and is payable monthly.

                (k)    Repayment.    Equipment Advances outstanding on the Equipment Availability End Date are payable in (a) 60 consecutive equal monthly installments of principal (based upon an amortization schedule of 120 months), plus, (b) monthly payments of accrued interest, on the Payment Date occurring in each month commencing with the first such date following the Equipment Availability End Date and ending on March 27, 2008 (the "Equipment Maturity Date"), when the outstanding principal balance of all Equipment Advances, and the unpaid interest thereon, shall be immediately due and payable.

                (l)    To obtain an Equipment Advance, Borrower must notify Bank (the notice is irrevocable) by facsimile no later than 3:00 p.m. Eastern time one (1) Business Day before the day on which the Equipment Advance is to be made. The notice in the form of Exhibit B (Payment/Advance Form) must be signed by a Responsible Officer or designee and include a copy of the invoice for the Equipment being financed.

Term Loan.

                (m)  Bank shall advance, on behalf of Borrower, an amount equal to the Term Loan, on the Closing Date. The proceeds of the Term Loan shall be used: (i) to reimburse Borrower for the Fleet Bank Payoff Amount, to refinance certain existing indebtedness with Fleet Bank, up to a maximum amount of Five Million Five Hundred Thousand Dollars ($5,500,000.00); and (ii) for the refinance of Eligible Equipment purchased between March 1, 2001 and December 31, 2001 (the "Term Equipment Amount").

                (n)  The Fleet Payoff Amount shall be advanced by Bank on behalf of the Borrower, subject to receipt by the Bank of a confirmation of payoff letter from Fleet Bank in form and substance acceptable to the Bank.

                (o)  For the Term Equipment Amount, Borrower shall deliver an invoice or invoices for the Eligible Equipment to be refinanced on the Closing Date.

                (p)  Borrower shall repay the Term Loan in (a) 60 equal installments of principal, plus (b) monthly payments of interest (the "Term Loan Payment"), beginning on the first day of the month following the Closing Date. Borrower's final payment under the Term Loan shall be payable on the sixty (60) month anniversary of the Closing Date and shall include all outstanding principal and accrued interest.

                (q)  The Term Loan shall accrue interest at the rate specified in 2.2(a).

        2.1.6    Undisbursed Credit Extensions.    The Bank's obligation to lend the undisbursed portion of the Credit Extensions shall terminate if there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospects of repayment of Borrower, whether or not arising from transactions in the ordinary course of business, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the execution of this Agreement.

        2.2    Interest Rate; Payments.

                (a)    Interest Rate.    The principal amounts outstanding under the Committed Revolving Line, Committed Equipment Line and the Term Loan shall accrue interest at a per annum rate equal to the

Bank's Prime Rate. After the occurrence of an Event of Default, Obligations shall bear interest at five percent (5.0%) above the rate effective immediately before the Event of Default. The applicable interest rate hereunder shall increase or decrease when the Prime Rate changes. Interest is computed on the basis of a 360 day year for the actual number of days elapsed.

                (b)    Payments.    Interest is payable on the Payment Date of each month. Bank may debit any of Borrower's deposit accounts including Account Number                        for principal and interest payments or any amounts Borrower owes Bank. Bank shall promptly notify Borrower when it debits Borrower's accounts. These debits are not a set-off. Payments received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

        2.3    Fees.    Borrower shall pay to Bank:

                (a)    Facility Fee.    A fully earned, non-refundable facility fee of Two Thousand Five Hundred Dollars ($2,500.00) due on the Closing Date; and

                (b)    Bank Expenses.    All Bank Expenses (including reasonable attorneys' fees and expenses incurred through and after the Closing Date) when due.

        3    CONDITIONS OF LOANS

        3.1    Conditions Precedent to Initial Credit Extension.    The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

                (a)  this Agreement;

                (b)  a certificate of the Secretary of Borrower with respect to articles, bylaws, incumbency and resolutions authorizing the execution and delivery of this Agreement;

                (c)  Negative Pledge Agreement covering Intellectual Property;

                (d)  landlord's waiver;

                (e)  a legal opinion of Borrower's counsel, in form and substance acceptable to Bank;

                (f)    Pledge Agreement;

                (g)  financing statements (Forms UCC-1);

                (h)  Account Control Agreement/ Investment Account Control Agreement;

                (i)    Confirmation of Payoff of Fleet Bank loan;

                (j)    insurance certificate;

                (k)  payment of the fees and Bank Expenses then due specified in Section 2.4 hereof;

                (l)    Certificate of Foreign Qualification (if applicable);

                (m)  Certificate of Good Standing/Legal Existence; and

                (n)  such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

        3.2    Conditions Precedent to all Credit Extensions.    Bank's obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

                (a)  timely receipt of any Payment/Advance Form; and

                (b)  the representations and warranties in Section 5 shall be materially true on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default shall have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower's representation and warranty on that date that the representations and warranties in Section 5 remain true.

        4    CREATION OF SECURITY INTEREST

        4.1    Grant of Security Interest.    Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations and the performance of each of Borrower's duties under the Loan Documents, a continuing security interest in, and pledges and assigns to the Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower warrants and represents that the security interest granted herein shall be a first priority security interest in the Collateral. Bank may place a "hold" on any deposit account pledged as Collateral.

        Except as disclosed on the Schedule, Borrower is not a party to, nor is bound by, any license or other agreement with respect to which the Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower's interest in such license or agreement or any other property. Without prior consent from Bank, Borrower shall not enter into, or become bound by, any such license or agreement which is reasonably likely to have a material impact on Borrower's business or financial condition. Borrower shall take such steps as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed "Collateral" and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future.

        Borrower agrees that any disposition of the Collateral in violation of this Agreement, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code. If the Agreement is terminated, Bank's lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations. If Borrower shall at any time, acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the brief details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.

        5    REPRESENTATIONS AND WARRANTIES

        Borrower represents and warrants as follows:

        5.1    Due Organization and Authorization.    Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. In connection with this Agreement, the Borrower delivered to the Bank a certificate signed by the Borrower and entitled "Perfection Certificate". The Borrower represents and warrants to the Bank that: (a) the Borrower's exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; and (b) the Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate; and (c) the Perfection Certificate accurately sets forth the Borrower's organizational identification number or accurately states that the Borrower has none; and (d) the Perfection Certificate accurately sets forth the Borrower's place of business, or, if more than one, its chief executive office as well as the Borrower's mailing address if different, and (e) all other information set forth on the Perfection Certificate pertaining to the Borrower is accurate and complete. If the Borrower does not now have an organizational identification number, but later obtains one, Borrower shall forthwith notify the Bank of such organizational identification number.

        The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower's organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

        5.2    Collateral.    Borrower has good title to the Collateral, free of Liens except Permitted Liens. Borrower has no deposit account, other than the deposit accounts with Bank and deposit accounts described in the Perfection Certificate delivered to the Bank in connection herewith. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. The Collateral is not in the possession of any third party bailee (such as a warehouse). In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. All Inventory is in all material respects of good and marketable quality, free from material defects.

        5.3    Litigation.    Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of Borrower's Responsible Officers, threatened by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

        5.4    No Material Deviation in Financial Statements.    All consolidated financial statements for Borrower and any Subsidiary delivered to Bank fairly present in all material respects Borrower's consolidated financial condition and Borrower's consolidated results of operations. There has not been any material deterioration in Borrower's consolidated financial condition since the date of the most recent financial statements submitted to Bank.

        5.5    Solvency.    Borrower is able to pay its debts (including trade debts) as they mature.

        5.6    Regulatory Compliance.    Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower's or any Subsidiary's properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to make such declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

        5.7    Subsidiaries.    Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

        5.8    Full Disclosure.    No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank taken together with all such written certificates and written statements given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

        6    AFFIRMATIVE COVENANTS

        Borrower shall do all of the following:

        6.1    Government Compliance.    Borrower shall maintain its and all Subsidiaries' legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower's business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower's business or operations or be expected to cause a Material Adverse Change.

        6.2    Financial Statements, Reports, Certificates.

                (a)  Borrower shall deliver to Bank: (i) quarterly, no later than five (5) days after filing with the Securities and Exchange Commission, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank together with a Compliance Certificate signed by a Responsible Officer in the form of Exhibit C; (ii) annually, no later than five (5) days filing with the Securities and Exchange Commission audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) within five (5) days of filing, copies of all statements, reports and notices made available to Borrower's security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in a judgement against Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000.00) or more; and (vi)other financial information reasonably requested by Bank.

        6.3    Inventory; Returns.    Borrower shall keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors shall follow Borrower's customary practices as they exist at the Closing Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than Fifty Thousand Dollars ($50,000.00).

        6.4    Taxes.    Borrower shall make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.

        6.5    Insurance.    Borrower shall keep its business and the Collateral insured for risks and in amounts, standard for Borrower's industry, and as Bank may reasonably request in Bank's reasonable discretion. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender's loss payable endorsement showing Bank as an additional loss payee and all liability policies shall show the Bank as an additional insured and all policies shall provide that the insurer must give Bank at least twenty (20) days notice before canceling its policy. At Bank's request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank's option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $25,000.00, in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that (i) any such replaced or repaired property (a) shall be of equal or like value as the replaced or repaired Collateral and (b) shall be deemed Collateral in which Bank has been granted a first priority security interest and (ii) after the occurrence and during the continuation of an Event of Default all proceeds payable under such casualty policy shall, at the option of the Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and the Bank, Bank may make all or part of such payment or obtain such insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent.

        6.6    Primary Accounts.    In order to permit the Bank to monitor the Borrower's financial performance and condition, Borrower shall maintain its primary depository and operating accounts with Bank. In addition to the foregoing, on the Closing Date, and at all times thereafter, Borrower and its wholly owned Subsidiaries shall maintain not less than Ten Million Dollars ($10,000,000.00) in unrestricted cash or securities, in accounts with the Bank or a Bank subsidiary, directed by Bank. In addition, for each such account that the Borrower at any time opens or maintains, Borrower shall, at the Bank's request and option, pursuant to an agreement in form and substance acceptable to the Bank, cause the depositary bank or securities intermediary to agree that such account is the collateral of the Bank pursuant to the terms hereunder. The provisions of this paragraph shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower's employees.

        6.7    Financial Covenants.

        Borrower shall maintain at all times, to be tested as of the last day of each quarter, unless otherwise noted:

                (a)    Liquidity.    Borrower and its Subsidiaries shall maintain unrestricted cash and marketable securities less outstanding Obligations under the Committed Revolving Line, of not less than Twenty-Five Million Dollars ($25,000,000.00). If, at any time, the Borrower shall fail to satisfy the terms of this Section 6.7(a), then the Borrower shall immediately deposit with the Bank an amount of unrestricted cash equal to the outstanding Obligations hereunder, and shall thereafter maintain unrestricted cash with the Bank equal to the outstanding Obligations, as such amount may increase or decrease.

        6.8    Further Assurances.    Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank's security interest in the Collateral or to effect the purposes of this Agreement.

        7    NEGATIVE COVENANTS

        Borrower shall not do any of the following without the Bank's prior written consent which shall not be unreasonably withheld.

        7.1    Dispositions.    Convey, sell, lease, transfer or otherwise dispose of (collectively a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (iii) of worn-out or obsolete Equipment.

        7.2    Changes in Business, Ownership, Management or Business Locations.    Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or have a change in management such that Geoffrey F. Cox, for any reason, shall cease to be the chief executive officer of the Borrower, and no successor thereto, acceptable to the Bank in its reasonable discretion, having experience, knowledge and biotechnology industry relationships equivalent to such officer, shall have been engaged and shall have commenced to perform the duties of such officer within ninety (90) days after such cessation (the name of any such acceptable successor who shall have been so engaged and shall have commenced performance of such duties within such period shall be deemed to have been inserted in place of the former officer in this clause). Borrower shall not, without at least thirty (30) days prior written notice to Bank: (i) relocate its chief executive office, or add any new offices or business locations (unless such new offices or business locations contain less than Five Thousand Dollars ($5,000.00) in Borrower's assets or property), or (ii) change its jurisdiction of organization, or (iii) change its organizational structure or type, or (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization.

        7.3    Mergers or Acquisitions.    Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

        7.4    Indebtedness.    Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

        7.5    Encumbrance.    Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein. The Collateral may also be subject to Permitted Liens.

        7.6    Distributions; Investments.    (i) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (ii) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock.

        7.7    Transactions with Affiliates.    Directly or indirectly enter or permit any material transaction with any Affiliate, except transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

        7.8    Subordinated Debt.    Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt, without Bank's prior written consent.

        7.9    Compliance.    Become an "investment company" or a company controlled by an "investment company", under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower's business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

        8    EVENTS OF DEFAULT

        Any one of the following is an Event of Default:

        8.1    Payment Default.    Borrower fails to pay any of the Obligations within three (3) days after their due date. During the additional period the failure to cure the default is not an Event of Default (but no Credit Extension shall be made during the cure period);

        8.2    Covenant Default.    Borrower does not perform any obligation in Section 6 or violates any covenant in Section 7 or does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within ten (10) days after it occurs, or if the default cannot be cured within ten (10) days or cannot be cured after Borrower's attempts in the ten (10) day period, and the default may be cured within a reasonable time, then Borrower shall have additional time, (of not more than thirty (30) days) to attempt to cure the default. Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain. During the additional period the failure to cure the default is not an Event of Default (but no Credit Extensions shall be made during the cure period);

        8.3    Material Adverse Change.    A Material Adverse Change occurs;

        8.4    Attachment.    (i) Any material portion of Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (ii) the service of process upon the Borrower seeking to attach, by trustee or similar process any funds of the Borrower on deposit with the Bank; (iii) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (iv) a judgment or other claim becomes a Lien on a material portion of Borrower's assets; or (v) a notice of lien, levy, or assessment is filed against any of Borrower's assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period);

        8.5    Insolvency.    (i) Borrower becomes insolvent; (ii) Borrower begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made before any Insolvency Proceeding is dismissed);

        8.6    Other Agreements.    If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could result in a Material Adverse Change;

        8.7    Judgments.    If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Thousand Dollars ($200,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

        8.8    Misrepresentations.    If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document;

Guaranty.

                (i) Any guaranty of any Obligations terminates or ceases for any reason to be in full force; or (ii) any Guarantor does not perform any obligation under any guaranty of the Obligations; or (iii) any material misrepresentation or material misstatement exists now or later in any warranty or representation in any guaranty of the Obligations or in any certificate delivered to Bank in connection with the guaranty; or (iv) any circumstance described in Section 7, or Sections 8.4, 8.5 or 8.7 occurs to any Guarantor, or (v) the death, liquidation, winding up, termination of existence, or insolvency of any Guarantor.

        9    BANK'S RIGHTS AND REMEDIES

        9.1    Rights and Remedies.    When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

                (a)  Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

                (b)  Stop advancing money or extending credit for Borrower's benefit under this Agreement or under any other agreement between Borrower and Bank;

                (c)  Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

                (d)  Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank's rights or remedies;

                (e)  Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

                (f)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower's labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section, Borrower's rights under all licenses and all franchise agreements inure to Bank's benefit; and

                (g)  Dispose of the Collateral according to the Code.

        9.2    Power of Attorney.    Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, to be effective upon the occurrence and during the continuance of an Event of Default, to: (i) endorse Borrower's name on any checks or other forms of payment or security; (ii) sign Borrower's name on any invoice or bill of lading for any Account or drafts against account debtors; (iii) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; (iv) make, settle, and adjust all claims under Borrower's insurance policies; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower's name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank's foregoing appointment as Borrower's attorney in fact, and all of Bank's rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions terminates.

        9.3    Accounts Collection.    In the event that an Event of Default occurs and is continuing, Bank may notify any Person owing Borrower money of Bank's security interest in the funds and verify and/or collect the amount of the Account. After the occurrence of an Event of Default, any amounts received by Borrower shall be held in trust by Borrower for Bank, and, if requested by Bank, Borrower shall immediately deliver such receipts to Bank in the form received from the account debtor, with proper endorsements for deposit.

        9.4    Bank Expenses.    Any amounts paid by Bank as provided herein are Bank Expenses and are immediately due and payable, and shall bear interest at the then applicable rate and be secured by the Collateral. No payments by Bank shall be deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default.

        9.5    Bank's Liability for Collateral.    So long as the Bank complies with reasonable banking practices regarding the safekeeping of collateral, the Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral.

        9.6    Remedies Cumulative.    Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank's exercise of one right or remedy is not an election, and Bank's waiver of any Event of Default is not a continuing waiver. Bank's delay is not a waiver, election, or acquiescence. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

        9.7    Demand Waiver.    Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

        10    NOTICES

        All notices or demands by any party to this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile at the addresses listed below. Either Bank or Borrower may change its notice address by giving the other written notice.

If to Borrower:	Genzyme Transgenics Corporation 175 Crossing Boulevard, Suite 410 Framingham, Massachusetts 01702 Attn: Chief Executive Officer FAX: (508) 270-2303
with a copy to:	Palmer & Dodge LLP 111 Huntington Avenue at Prudential Center Boston, Massachusetts 02199-7613 Attn.: Nathaniel S. Gardiner, Esquire Fax: (617) 227-4420
If to Bank:	Silicon Valley Bank One Newton Executive Park, Suite 200 2221 Washington Street Newton, Massachusetts 02462 Attn: Ms. Jane Braun Fax: (617) 969-4395

with a copy to:	Riemer & Braunstein LLP Three Center Plaza Boston, Massachusetts 02108 Attn: David A. Ephraim, Esquire FAX: (617) 880-3456

        11    CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

        Massachusetts law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Massachusetts; provided, however, that if for any reason Bank cannot avail itself of such courts in the Commonwealth of Massachusetts, Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, THE BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE BANK'S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

        12    GENERAL PROVISIONS

        12.1    Successors and Assigns.    This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or Obligations under it without Bank's prior written consent which may be granted or withheld in Bank's discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement.

        12.2    Indemnification.    Borrower hereby indemnifies, defends and holds the Bank and its officers, employees and agents harmless against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys' fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

        12.3    Right of Set-Off.    Borrower and any guarantor hereby grant to Bank, a lien, security interest and right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of the Bank or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower and any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE

BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

        12.4    Time of Essence.    Time is of the essence for the performance of all Obligations in this Agreement.

        12.5    Severability of Provision.    Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

        12.6    Amendments in Writing; Integration.    All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

        12.7    Counterparts.    This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

        12.8    Survival.    All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

        12.9    Confidentiality.    In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Bank's subsidiaries or affiliates in connection with their business with Borrower; (ii) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee's or purchaser's agreement to the terms of this provision); (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank's examination or audit; and (v) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank's possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

        13    DEFINITIONS

        13.1    Definitions.

        "Accounts" are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower's Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.

        "Advance" or "Advances" is a loan advance (or advances) under the Committed Revolving Line.

        "Affiliate" of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

        "Bank Expenses" are all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys' fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

        "Borrower's Books" are all Borrower's books and records including ledgers, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

        "Business Day" is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

        "Closing Date" is the date of this Agreement.

        "Code" is the Uniform Commercial Code as adopted in Massachusetts, as amended and as may be amended and in effect from time to time.

        "Collateral" is any and all properties, rights and assets of the Borrower granted by the Borrower to Bank or arising under the Code, now, or in the future, in which the Borrower obtains an interest, or the power to transfer rights, including, without limitation, the property described on Exhibit A.

        "Committed Equipment Line" is an Equipment Advance or Equipment Advances of up to Four Million Dollars ($4,000,000.00)

        "Committed Revolving Line" is an Advance or Advances of up to One Million Dollars ($1,000,000.00)

        "Contingent Obligation" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

        "Credit Extension" is each Advance, Equipment Advance, Letter of Credit, Term Loan, Exchange Contract, or any other extension of credit by Bank for Borrower's benefit.

        "Eligible Equipment" is (a) general purpose computer equipment, office equipment, test and laboratory equipment, furnishings, subject to the limitations set forth herein, and (b) Other Equipment that complies with all of Borrower's representations and warranties to Bank and which is reasonably acceptable to Bank in all respects.

        "Equipment" is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

        "Equipment Advance" is defined in Section 2.1.4.

        "Equipment Availability End Date" is defined in Section 2.1.4.

        "Equipment Maturity Date" is defined in Section 2.1.4.

        "ERISA" is the Employment Retirement Income Security Act of 1974, and its regulations.

        "Fleet Payoff Amount" is a loan of Five Million Five Hundred Thousand Dollars ($5,500,000.00) for the refinance of all outstanding indebtedness to Fleet Bank.

        "FX Forward Contract" is defined in Section 2.1.3.

        "FX Reserve" is defined in Section 2.1.

        "GAAP" is generally accepted accounting principles.

        "Guarantor" is any present or future guarantor of the Obligations.

        "Indebtedness" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

        "Insolvency Proceeding" is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

        "Intellectual Property" is any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; any trade secret rights, including any rights to unpatented inventions, now owned or hereafter acquired.

        "Inventory" is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

        "Investment" is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

        "Letter of Credit" means a letter of credit or similar undertaking issued by Bank pursuant to Section 2.1.2.

        "Letter of Credit Reserve" has the meaning set forth in Section 2.1.2.

        "Lien" is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

        "Loan Amount" in respect of each Equipment Advance is the original principal amount of such Equipment Advance.

        "Loan Documents" are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower or Guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

        "Loan Supplement" is defined in Section 2.1.1(b) and attached as Exhibit B.

        "Material Adverse Change " is: (i) A material impairment in the perfection or priority of Bank's security interest in the Collateral or in the value of such Collateral; (ii) a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower; or (iii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iv) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

        "Obligations" are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

        "Other Equipment" is leasehold improvements, transferable software licenses, and other similar property and soft costs approved by the Bank, including sales tax, freight and installation expenses. Unless otherwise agreed to by Bank, not more than 25% of the proceeds of the Committed Equipment Line shall be used to finance Other Equipment.

        "Payment Date" is the first day of each calendar month.

        "Permitted Indebtedness" is:

                (a)  Borrower's indebtedness to Bank under this Agreement or the Loan Documents;

                (b)  Indebtedness existing on the Closing Date and shown on the Schedule;

                (c)  Subordinated Debt;

                (d)  Indebtedness of the Subsidiaries of Borrower in amount not to exceed One Hundred Thousand Dollars ($100,000.00), in the aggregate, per year;

                (e)  Indebtedness to trade creditors incurred in the ordinary course of business; and

                (f)    Indebtedness secured by Permitted Liens; and

                (g)  Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

        "Permitted Investments" are:

                (a)  Investments shown on the Investments Schedule and existing on the Closing Date;

                (b)  (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iii) Bank's certificates of deposit issued maturing no more than 1 year after issue, (iv) any other investments administered through the Bank;

                (c)  Joint venture with Pharming Group, N.V. for the operation of a transgenic production facility; and

                (d)  Investments in accordance with the Borrower's Investment Policy, attached hereto as Schedule B.

        "Permitted Liens" are:

                (a)  Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

                (b)  Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank's security interests;

                (c)  Leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of Borrower's business, if the leases, subleases, licenses and sublicenses permit granting Bank a security interest;

                (e)  Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

        "Person" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

        "Prime Rate" is Bank's most recently announced "prime rate," even if it is not Bank's lowest rate. Except as otherwise provided elsewhere herein, any Credit Extension made hereunder based on the Bank's Prime Rate shall increase or decrease with the changes in the Bank's Prime Rate.

        "Responsible Officer" is each of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

        "Revolving Maturity Date" is the date which is three hundred and sixty-four (364) days from the Closing Date.

        "Schedule" is any attached schedule of exceptions.

        "Subordinated Debt" is debt incurred by Borrower subordinated to Borrower's debt to Bank (pursuant to a subordination agreement entered into between the Bank, the Borrower and the subordinated creditor), on terms acceptable to Bank.

        "Subsidiary" is any Person, corporation, partnership, limited liability company, joint venture, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

        "Term Equipment Amount" is a loan in an amount of up to One Million One Hundred Thousand Dollars ($1,100,000.00).

        "Term Loan" a loan of up to Six Million Six Hundred Thousand Dollars ($6,600,000.00), which constitutes the Fleet Payoff Amount and the Term Equipment Amount.

        "Total Liabilities" is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower's consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first above written.

BORROWER:
GENZYME TRANSGENICS CORPORATION
By: \s\ John B. Green
Name: John B. Green
Title: Senior Vice President
BANK:
SILICON VALLEY BANK, d/b/a SILICON VALLEY EAST
By: \s\ Michael J. Harewick
Name: Michael J. Harewick
Title: Senior Vice President
SILICON VALLEY BANK
By: \s\ Maggie Garcia
Name: Maggie Garcia
Title: Assistant Vice President
(Signed in Santa Clara County, California)

EXHIBIT A

        The Collateral consists of all right, title and interest of Borrower in and to the following:

        All goods, equipment, inventory, contract rights or rights to payment of money, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

        All Borrower's Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

        The Collateral does not include:

        Any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; any trade secret rights, including any rights to unpatented inventions, now owned or hereafter acquired. Notwithstanding the foregoing, the Collateral shall include all accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing intellectual property. To the extent a court of competent jurisdiction holds that a security interest in any Intellectual Property is necessary to have a security interest in any accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing Intellectual Property, then the Collateral shall, effective as of the Closing Date, include the Intellectual Property, to the extent necessary to permit perfection of the Bank's security interest in such accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the Intellectual Property.

EXHIBIT B

Loan Payment/Advance Request Form
Deadline for same day processing is 3:00 E.S.T.

Fax To: (617) 969-5965	Date:

LOAN PAYMENT:
Sample documents Client Name (Borrower)
From Account #	To Account #

(Deposit Account #)		(Loan Account #)
Principal $_____________________ and/or Interest $__________________________
All Borrower's representation and warranties in the Loan and Security Agreement are true, correct and complete in all material respects to on the date of the telephone transfer request for and advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of the date:
Authorized Signature:	Phone Number:

LOAN ADVANCE:
Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.
From Account #	To Account #

(Loan Account #)		(Deposit Account #)
Amount of Advance $

All Borrower's representation and warranties in the Loan and Security Agreement are true, correct and complete in all material respects to on the date of the telephone transfer request for and advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of the date:
Authorized Signature:	Phone Number:

OUTGOING WIRE REQUEST
Complete only if all or a portion of funds from the loan advance above are to be wired.
Deadline for same day processing is 3:00pm, E.S.T.
Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number:

City and Sate:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)
Intermediary Bank:	Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).
Authorized Signature:	2nd Signature (If Required):

Print Name/Title:	Print Name/Title:

Telephone #	Telephone #

EXHIBIT C
COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK

        FROM: GENZYME TRANSGENICS CORPORATION

        The undersigned authorized officer of Genzyme Transgenics Corporation certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the "Agreement"), (i) Borrower is in complete compliance for the period ending                                  with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. Attached are the required documents supporting the certification. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

  Please indicate compliance status by circling Yes/No under "Complies" column.

Reporting Covenant	Required	Complies
Quarterly financial statements with CC	Within 5 days after filing with SEC	Yes	No
Annual (CPA Audited)	With 5 days after filing with SEC	Yes	No
Financial Covenant	Required	Actual	Complies
Maintain on a Quarterly Basis:
Minimum Liquidity	$25,000,000.00	$	Yes	No
Comments Regarding Exceptions: See Attached.
BANK USE ONLY
Sincerely,	Received by:
AUTHORIZED SIGNER
SIGNATURE	Date:

Verified:
TITLE		AUTHORIZED SIGNER
Date:
DATE
Compliance Status: Yes No
3

Schedule to Loan and Security Agreement

The exact correct corporate name of Borrower is (attach a copy of the formation documents, e.g., articles, partnership agreement):

Borrower's State of formation:

Borrower has operated under only the following other names (if none, so state):

All other address at which the Borrower does business are as follows (attach additional sheets if necessary and include all warehouse addresses):

Borrower has deposit accounts and/or investment accounts located only at the following institutions:

List Acct. Numbers:

Liens existing on the Closing Date and disclosed to and accepted by Bank in writing:

Investments existing on the Closing Date and disclosed to and accepted by Bank in writing:

Subordinated Debt:

Indebtedness on the Closing Date and disclosed to and consented to by Bank in writing:

The following is a list of the Borrower's copyrights (including copyrights of software) which are registered with the United States Copyright Office. (Please include name of the copyright and registration number and attach a copy of the registration):

The following is a list of all software which the Borrower sells, distributes or licenses to others, which is not registered with the United States Copyright Office. (Please include versions which are not registered:

The following is a list of all of the Borrower's patents which are registered with the United States Patent Office. (Please include name of the patent and registration number and attach a copy of the registration.):

The following is a list of all of the Borrower's patents which are pending with the United States Patent Office. (Please include name of the patent and a copy of the application.):

The following is a list of all of the Borrower's registered trademarks. (Please include name of the trademark and a copy of the registration.):

Borrower is not subject to litigation which would have a material adverse effect on the Borrower's financial condition, except the following (attach additional comments, if needed):

Tax ID Number _______________________________________________

Organizational Number, if any: ______________________________

Schedule to Loan and Security Agreement

The exact correct corporate name of Borrower is (attach a copy of the formation documents, e.g., articles, partnership agreement): Genzyme Transgenics Corporation

See attached copy of Secretary's Certificate, which includes a copy of the Borrower's charter.

Borrower's State of formation: Massachusetts

Borrower has operated under only the following other names (if none, so state): None

("GTC" as possible d/b/a)

All other address at which the Borrower does business are as follows (attach additional sheets if necessary and include all warehouse addresses):

87 New Spencer Road
Charlton Depot, MA 01509

5 Mountain Road
Framingham, MA 01701

1 Mountain Road
Framingham, MA 01701

45 New York Avenue
Framingham, MA 01701

Borrower has deposit accounts and/or investment accounts located only at the following institutions:

GENZYME TRANSGENICS CORPORATION
Fleet Bank 100 Federal Street Boston, MA 02110	551-49406	disbursement and payroll account
Fleet Bank 100 Federal Street Boston, MA 02110	9417546122	cash concentration
Fleet Bank 100 Federal Street Boston, MA 02110	9427660009	depository—zero balance
Fleet Bank 100 Federal Street Boston, MA 02110	9417550818	disbursement—zero balance
Fleet Bank One Federal Street Boston, MA 02211	0008902070	investment account
Lehman 299 Park Avenue, 29th Floor New York, NY 10171	831-35309-10 894	investment account
GENZYME TRANSGENICS SECURITIES CORP
Fleet Bank 100 Federal Street Boston, MA 02110	9428374987	investment broker account
Fleet Bank 100 Federal Street Boston, MA 02110	0009180170	investment account
Lehman 299 Park Avenue, 29th Floor New York, NY 10171	831-35317-10 894	investment account
ATIII LLC
Fleet Bank 100 Federal Street Boston, MA 02110	9427659921	operating account

Permitted Liens:

Genzyme Transgenics Corporation

Liens on equipment leased pursuant to various operating leases of the Borrower and its Subsidiaries.

Lien on equipment leased pursuant to the Master Lease Agreement with Transamerica Business Credit Corporation dated December 30, 1996.

Cash collateral at Fleet Bank to secure the Borrower's line of credit, with face amount of $249,360.00.

TSI Corporation

Lien on lab equipment, manufacturing equipment, furniture and fixtures leased pursuant to the Master Equipment Lease Agreement with Finova Technology Finance, Inc. (formerly Financing for Science International, Inc.) dated September 27, 1994.

Permitted Investments:

Subsidiaries of GTC

GTC Cancer Vaccines, Inc.
200,000 shares common stock authorized
100 shares issued and outstanding—all held by GTC

TSI Corporation
Delaware
1,000 shares common stock authorized
200 shares issued and outstanding—all held by GTC

Genzyme Transgenics Securities Corporation
Massachusetts
200,000 shares common stock authorized
100 shares issued and outstanding—all held by GTC

ATIII LLC
Delaware
100% interest held by GTC

GTC Japan Limited
Japan
16,000 shares common stock authorized
11,777 shares issued and outstanding (22% held by GTC, 78% held by GTC Holding Ltd.)

GTC Holding Ltd.
Cayman Islands
50,000 shares common stock authorized
1 share issued and outstanding—held by GTC

Subsidiaries of TSI

TSI Deutschland GmbH
Germany
100% held by TSI

Transgenic Investments, Inc.
Delaware
1,000 shares common stock authorized
1,000 shares issued and outstanding—all held by TSI

Health and Sciences Research Incorporated
Delaware

1,500 shares common stock authorized
1,500 shares preferred stock authorized—all held by TSI—to be dissolved

Investments

Lehman Brothers Account invested pursuant to Investment Policy with a balance on 3/3/02 of $0 for GTC and $83,149,238.31 for Genzyme Transgenics Securities Corporation.

Fleet Account invested pursuant to Investment Policy with a balance on 3/3/02 of $58,695.59 for GTC and $$62,348.97 for Genzyme Transgenics Securities Corporation.

Permitted Indebtedness:

Genzyme Transgenics Corporation

Master Lease Agreement with Transamerica Business Credit Corporation dated December 30, 1996—amount outstanding $121,658.21 as of March 3, 2002.

Letter of Credit Issued by Fleet Bank in face amount of $249,360.

TSI Corporation

Master Equipment Lease Agreement with Finova Technology Finance, Inc. (formerly Financing for Science International, Inc.) dated September 27, 1994—amount outstanding $110,100.85 as of March 3, 2002.

The following is a list of the Borrower's copyrights (including copyrights of software) which are registered with the United States Copyright Office. (Please include name of the copyright and registration number and attach a copy of the registration): None.

The following is a list of all software which the Borrower sells, distributes or licenses to others, which is not registered with the United States Copyright Office. Please include versions which are not registered: None.

The following is a list of all of the Borrower's patents which are registered with the United States Patent Office. (Please include name of the patent and registration number and attach a copy of the registration.):

See attached list of granted patent information.

The following is a list of all of the Borrower's patents which are pending with the United States Patent Office. (Please include name of the patent and a copy of the application.):

See attached list of pending patent information.

The following is a list of all of the Borrower's registered trademarks. (Please include name of the trademark and a copy of the registration.):

See attached list of trademark information.

Borrower is not subject to litigation which would have a material adverse effect on the Borrower's financial condition, except the following (attach additional comments, if needed):

Dearlove, et al. v. GTC

On November 13, 2001, GTC was sued in a purported class action in the Court of Common Pleas, Philadelphia County, Pennsylvania. The named plaintiffs are George Dearlove and Annaregina Roberts, two employees of Primedica Argus Research Laboratories, a wholly owned subsidiary of Primedica Corporation; Primedica was a wholly owned subsidiary of GTC until February 26, 2001, when GTC sold

Primedica to Charles River Laboratories International, Inc. When Primedica was a subsidiary of GTC, the employees of Primedica and its subsidiaries were eligible to participate in GTC's incentive stock option plan (specifically, the 1993 Equity Incentive Plan, or the "Plan"). When GTC sold Primedica to Charles River Laboratories, it took the position that the employees of Primedica and its subsidiaries had been "terminated" as employees of GTC or its affiliates for purposes of the Plan. GTC informed the affected employees, notifying them that pursuant to the Plan any outstanding options would expire 90 days after the sale of Primedica had closed. The purported plaintiff class is "all employees of Primedica Corporation and its subsidiaries who, as of February 7, 2001 [the date GTC announced the impending sale of Primedica], had been awarded stock options [pursuant to the Plan] and who had not yet exercised their options." The plaintiffs contend that they have not been "terminated" within the meaning of the Plan; that their options have not expired; that GTC breached an implied covenant of good faith and fair dealing with the plaintiffs by selling Primedica without making provision for its employees as holders of stock options and thereafter taking the position that the GTC options expired 90 days after the sale; and that GTC was unjustly enriched by receiving the entire sale price for Primedica. The plaintiffs' complaint claims damages in the amount of $5 million. GTC has filed an answer denying all the material allegations of the complaint and intends to vigorously defend the suit.

Tax ID Number: 04-3186494

Organizational Number, if any: Not applicable.

As of Wednesday, March 27, 2002

List of Granted Patents

(Attachment to Schedule to Loan and Security Agreement)

Case Number/Subcase Case Type		Country Division	Patent Number Issue Date	Status Expiration Date	Attorney(s)	Inventor(s)
GTC-1/ORD	Title:	Australia Genzyme Transgenics Corporation Transgenic Production of Antibodies in Milk	688,845 02-Jul-1998	Granted 20-Dec-2014	LBL LM	Meade, Harry Pollock, Daniel DiTullio, Paul
GTC-1/ORD	Title:	New Zealand Genzyme Transgenics Corporation Transgenic Production of Antibodies in Milk	278744 18-Sep-1997	Granted 16-May-2016	LBL LM	Meade, Harry Pollock, Daniel DiTullio, Paul
GTC-1/PRI	Title:	United States of America Genzyme Transgenics Corporation Transgenic Production of Antibodies in Milk	5,827,690 27-Oct-1998	Granted 27-Oct-2015	LBL LM	Meade, Harry Pollock, Daniel DiTullio, Paul
GTC-1/D DIV	Title:	United States of America Genzyme Transgenics Corporation Transgenic Production of Antibodies in Milk	5,849,992 15-Dec-1998	Granted 15-Dec-2015	LBL LM	Meade, Harry Pollock, Daniel DiTullio, Paul
GTC-10/PCT	Title:	Australia Genzyme Transgenics Corporation Transgenically Produced Antithrombin III	695249 26-Nov-1998	Granted 21-Feb-2016	LBL LM	DiTullio, Paul Meade, Harry Cole, Edward S.
GTC-10/PRI	Title:	United States of America Genzyme Transgenics Corporation Transgenically Produced Antithrombin III	5,843,705 01-Dec-1998	Granted 01-Dec-2015	LBL LM	DiTullio, Paul Meade, Harry Cole, Edward S.
GTC-13/PCT	Title:	Australia Genzyme Transgenics Corporation Purification of Biologically Active Peptides from Milk	725993 08-Feb-2001	Granted 13-May-2017	LBL LM	Kutzko, Joseph P Hayes, Micheal L Sherman, Lee T
GTC-13/PCT	Title:	New Zealand Genzyme Transgenics Corporation Purification of Biologically Active Peptides from Milk	332916 07-Sep-2000	Granted 13-May-2017	LBL LM	Kutzko, Joseph P Hayes, Micheal L Sherman, Lee T
GTC-13/PRI	Title:	United States of America Genzyme Transgenics Corporation Purification of Biologically Active Peptides from Milk	6,268,487 31-Jul-2001	Granted 13-May-2016	LBL LM	Kutzko, Joseph P Hayes, Micheal L Sherman, Lee T
GTC-14/ORD	Title:	United States of America Genzyme Transgenics Corporation Transgenically Produced Prolactin	6,210,736 03-Apr-2001	Granted 15-Jun-2018	LBL LM	Echelard, Yann Wilburn, Brian
GTC-40/PCT	Title:	African Union Territories (OAPI) Genzyme Transgenics Corporation Novel Modified Nucleic Acid Sequences and Methods for Increasing MRNA Levels and Protein Expression in Cell Systems	11372 17-Oct-2000	Granted 20-Oct-2018	LBL LM	Chen, Li-How Meade, Harry
GTC-52/EPC	Title:	Austria Genzyme Transgenics Corporation Process for Sterile Filtration of Milk	164489 01-Apr-1998	Granted 28-Jul-2014

GTC-52/EPC	Title:	France Genzyme Transgenics Corporation Process for Sterile Filtration of Milk	638242 01-Apr-1998	Granted 28-Jul-2014
GTC-52/EPC	Title:	Germany, Federal Republic of Genzyme Transgenics Corporation Process for Sterile Filtration of Milk	59405566 01-Apr-1998	Granted 28-Jul-2014
GTC-52/EPC	Title:	Italy Genzyme Transgenics Corporation Process for Sterile Filtration of Milk	638242 01-Apr-1998	Granted 28-Jul-2014
GTC-52/EPC	Title:	Switzerland Genzyme Transgenics Corporation Process for Sterile Filtration of Milk	638242 01-Apr-1998	Granted 28-Jul-2014
GTC-52/EPC	Title:	United Kingdom Genzyme Transgenics Corporation Process for Sterile Filtration of Milk	638242 01-Apr-1998	Granted 28-Jul-2014
GTC-52/ORD	Title:	United States of America Genzyme Transgenics Corporation Process for Sterile Filtration of Milk	5,576,040 19-Nov-1996	Granted 29-Jul-2014

Pending Patent Applications (US and Foreign)
(Attachment to Schedule to Loan and Security Agreement)

[*****]

*
Confidential Treatment has been requested for marked portion.

List of Registered Trademarks
(Attachment to Schedule to Loan and Security Agreement)

General Matter		Wednesday, March 27, 2002
Case Number: GTC/TM-1	Status: Pending	Country(ies):	Attorney(s):
Title: ATRYN		European Community
Matter Type: Trademark		United States of America
Division: ATIII, LLC
Effective/Open Date:		Termination/End Date:
Remarks:
Application No. 76/184,729 filed in US 12/20/00
for Blood Plasma Protein
Class 5
filed in European Union 6/15/01—to include Austria, Belgium, Germany, Denmark, Spain, Finland, France, United Kingdom, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal and Sweden
Classes 5, 10, 42
F&R Ref. 10275-157001

User ID:
Kristin

Date Created:
21-Jan-2002

Last Update: 07-Feb-2002

Schedule B

GENZYME TRANSGENICS CORPORATION AND SUBSIDIARIES
FIXED INCOME INVESTMENT POLICY

APPLICABILITY

        This Fixed Income Investment Policy applies to all cash investments made by or on behalf of Genzyme Transgenics Corporation ("GTC") and its subsidiaries. The provisions of this policy apply whether the portfolio is managed internally or through one or more investment managers.

OBJECTIVES OF THIS POLICY

        This policy defines the investment objectives for the Fixed Income Portfolio, identifies investment guidelines (in terms of approved instruments, quality, diversification, duration and liquidity) and establishes control and approval mechanisms for management of the portfolio.

INVESTMENT OBJECTIVES

        The investment objective of the portfolio is to provide GTC with an above market return consistent with the primary requirements of capital preservation and the maintenance of appropriate liquidity.

        The GTC Treasury Department or the Company's Investment Manager(s), as appropriate, will construct and manage a diversified portfolio intended to meet that objective, consistent with the specific Investment Guidelines included in this Fixed Income Investment Policy. It is recognized that securities purchased for GTC's portfolio may not earn as high a level of current income as longer-term or lower quality securities which generally have less liquidity, greater market risk and more fluctuation in market value.

INVESTMENT GUIDELINES

1.    A.    Prohibited Investments

        Under this policy, GTC is specifically prohibited from investing any portion of the GTC Fixed Income Investment Portfolio in the common equity of any company. However, strategic equity investments made in accordance with specific authorization by GTC's Board of Directors or its designee shall be managed as part of the GTC Fixed Income Investment Portfolio.

        No portion of the GTC Fixed Income Investment Portfolio shall be invested in the following investment security types: convertible debt; reverse repurchase agreements; repurchase agreements not backed by government or agency securities; long-term bond/fixed income funds or non-US dollar denominated securities. Futures contracts and options shall be used for bona fide hedging transactions or risk management purposes only and are not approved solely for investment purposes under this policy.

  B.    Approved Instruments

        The following fixed income instruments are considered appropriate for the GTC Fixed Income Investment Portfolio:

  a.
  Obligations of the U.S. government or its agencies;

  b.
  Municipal bonds, including pre-refunded bonds;

  c.
  Bank obligations including banker's acceptances, notes, certificates of deposit and time deposits;

  d.
  Corporate notes and bonds, including commercial paper, repurchase agreements;

  e.
  U.S. dollar denominated issues of foreign corporations or governments;

  f.
  Floating rate securities, including variable rate demand notes;

  g.
  Asset-backed securities (but only including securities backed by credit cards, auto receivables, or mortgages);

  h.
  Preferred stock, but only including floating rate, Dutch auction and UK preferreds without interest rate caps provided that the availability of principal is consistent with approved liquidity provisions and the "term" or "reset period" is consistent with approved maturity provisions;

  i.
  Debt securities with Put or Call features;

  j.
  Money market funds (consisting of fixed income assets only).

2.    Quality

        Individual holdings of commercial paper must, at the time of purchase, have a rating of at least A-1 from Standard and Poor's Corporation ("S&P") or P-1 from Moody's Investor Services ("Moody's").

        Securities of issuers with a long-term credit rating or individual issues with long-term ratings must be rated at least A (S&P or Moody's equivalent),except that Asset-backed securities must be rated AAA (S&P or Moody's equivalent). If an investment falls into multiple categories the most stringent credit quality limit applies.

        If a security held in the portfolio is downgraded by S&P or Moody's below the minimum rating specified above, the Investment Manager will notify the Chief Financial Officer and recommend appropriate action. Written approval of the Chief Financial Officer is required to continue to hold any material investment which fails to meet minimum quality requirements.

3.    Diversification (Note: the calculation of limitation is based on the market value (valued at the time of purchase) of the Fixed Income Investment Portfolio.

        Securities of a single issuer, valued at the time of purchase, should not exceed 10% of the market value of the portfolio or $1 million, whichever is greater.

4.    Marketability/Liquidity

        This Fixed Income Investment Portfolio shall be structured so that securities mature as needed to meet the reasonably anticipated liquidity demands of GTC. GTC's Treasury Department will monitor those needs and adjust the portfolio holdings accordingly. The portfolio shall consist only of securities that regularly trade in a secondary market under normal conditions.

5.    Maturity/Portfolio Duration

        The duration of the Fixed Income Investment Portfolio shall average no more than 24 months. In addition, the final maturity of each security within the portfolio shall not exceed three years. Except that, in the case of securities with regularly scheduled repayments, put dates or reset dates (i.e., Asset-backed securities or callable securities), the average expected maturity of all such securities may not exceed three years.

6.    Gains and Losses

        Trading activity in the GTC Fixed Income Investment Portfolio shall be consistent with market conditions, cash availability and liquidity requirements. The impact of potential trading gains and/or losses on GTC's reported financial results can be significant. The Chief Financial Officer periodically shall establish maximum levels for such potential gains and/or losses in any particular time period beyond which the prior written approval of the Chief Financial Officer is required. We intend to classify these securities as available for sale in accordance with FAS115.

7.    Tax Status of Investments

        Securities purchased for the portfolio may be taxable, tax-exempt or tax advantaged except that, the Director of Financial Reporting, in conjunction with the outside public accountants, will monitor issues that impact the desired tax status of the Fixed Income Investment Portfolio, and periodically will recommend to the Chief Financial Officer changes in the tax status of portfolio holdings and investments.

APPROVALS AND CONTROLS

        All material changes to this policy require Board approval. The Chief Financial Officer is authorized to approve non-material changes to the policy.

        The Chief Financial Officer may adopt, at his discretion, Investment Guidelines and procedures that are more restrictive than those contained in this policy.

        The Chief Financial Officer may, with the approval of the Chief Executive Officer, appoint one or more third party professional investment managers to perform investment management services related to the Fixed Income Investment Portfolio. The terms of any such appointment will be contained in a written contract between the parties. Together with provisions typical of such contracts, the agreement will require adherence to the provisions of this Fixed Income Investment Policy and will contain such control, benchmarking and reporting requirements as are deemed to be appropriate under the circumstances.

        The Investment Manager will report to the Chief Financial Officer on a quarterly basis on the performance of the Fixed Income Investment Portfolio. This report will include a review of compliance with this Fixed Income Investment Policy. The Chief Financial Officer will report at least quarterly to the Board of Directors on these matters.

    Approved: GENZYME TRANSGENICS CORPORATION

    Signature: /s/ John B. Green
    John B. Green
    Vice President and Chief Financial Officer             Date: March 1, 2000

QuickLinks

LOAN AND SECURITY AGREEMENT
EXHIBIT A
EHIBIT B
EXHIBIT C COMPLIANCE CERTIFICATE
Schedule to Loan and Security Agreement
Schedule to Loan and Security Agreement
List of Granted Patents (Attachment to Schedule to Loan and Security Agreement)
Pending Patent Applications (US and Foreign) (Attachment to Schedule to Loan and Security Agreement)
List of Registered Trademarks (Attachment to Schedule to Loan and Security Agreement)
Schedule B GENZYME TRANSGENICS CORPORATION AND SUBSIDIARIES FIXED INCOME INVESTMENT POLICY